This Agreement is effective January 1st, 2012 by and between Associated Brewing Company, Inc., a Minnesota corporation with its principle place of business at 219 Little Canada Road E, Suite 100, St. Paul, MN 55117 (“ABC”), and Vampt Beverage USA Corporation (A Nevada Corporation), with its principle place of business at 2212 Queen Anne Ave N. Seattle WA 98109 (“Brand Owner”).

Recitals

A.           ABC is a brewer of beer (as defined in 27 U.S.C. § 5052(a) or any successor statute) possessing the necessary federal and state permits and licenses to produce beer and sell beer to wholesale distributors in the United States.

B.           Brand Owner owns the trademarks, recipes and other intellectual property associated with the beers listed on Schedule A to this Agreement (the “Products”) and wishes to appoint ABC to brew and sell the Products on its behalf to wholesale distributors in the United States.

  The parties, for adequate and sufficient consideration, accordingly agree as follows:

Agreement

1. Term:  This Agreement shall commence on the date written above and continue for a term of two years.  This Agreement shall automatically renew for successive one-year periods unless, prior to the expiration of the original term or any renewal term, either party gives the other party not less than sixty days notice of its intent not to renew this Agreement.

2. Intellectual Property:  Brand Owner represents and warrants that it completely owns the trademarks, recipes and other intellectual property (collectively the “IP”) associated with the Products.  Brand Owner grants to ABC an exclusive license to use the IP in connection with producing and selling the Products.

3. Appointment:  Brand Owner appoints ABC as its exclusive producer and seller of the Product, and any other beers that the parties may from time to time agree to add to the scope of this Agreement, in which case such beers shall be deemed to be added to Schedule A.

4. Production:

a. ABC shall exercise reasonable commercial efforts to produce the Products in accordance with the recipe(s) and reasonable instructions provided to it from time to time by Brand Owner.  ABC may, upon notice to Brand Owner, decline to follow Brand Owner’s instructions if, in the sole judgment of ABC, such instructions: (i) violate any law, regulation or governmental policy (collectively a “Law”); (ii) pose a threat to the equipment and personnel of ABC or its business partners; or (iii) require an investment in new equipment or personnel by ABC or its business partners.

b. Brand Owner may provide ABC with forecast of expected future production.  Brand Owner shall reimburse ABC for any inventory of Products or raw materials purchased in reliance on Brand Owner’s forecasts.

5. Logistics Management:  ABC shall exercise reasonable commercial efforts to forecast, ship and otherwise manage the logistics involved in producing and selling the Products and to provide production management and compliance services to Brand Owner.  Fees for specific services under this paragraph are set forth in Schedule B.  ABC may, at its sole discretion, contract with other persons to perform or assist it in performing these duties and may, at its sole discretion, elect to have such other persons invoice Brand Owner directly for such services.

6. Acknowledgment of Dual Representation:  Brand Owner acknowledges that ABC may receive compensation from the suppliers and manufacturers of goods and/or services that ABC utilizes in carrying out its duties under this Agreement.  ABC agrees to notify Brand Owner of any such arrangements upon request.

7. Sales, Invoicing and Collections:  ABC shall sell to those customers identified by Brand Owner and shall exercise reasonable commercial efforts to invoice customers for the Products within two business days of its receipt of the bill of lading.  Where ABC, in its sole discretion and as permitted by law, elects to sell to customers on credit, ABC shall exercise reasonable commercial efforts to collect from such customers by making up to two collections calls to customers with overdue invoices.  Thereafter, Brand Owner shall become solely responsible for seeking to collect from customers.

8. Customer Identification, Promotion and Marketing:  Brand Owner shall remain solely and completely responsible for identifying customers and promoting and marketing the Products, whether to distributors, retailers or the general public.  Brand Owner shall not, without the prior written approval of ABC, undertake any promotion that could result in any billback, charge back, set off, or other charge to ABC from an ABC customer.  Brand Owner shall provide ABC with all appointment, ordering, receiving, accounting and other information necessary for ABC to make sales to customers.

9. Reporting:  ABC shall exercise reasonable commercial efforts to report sales and inventory to Brand Owner on a monthly basis, in a form reasonably acceptable to Brand Owner.

10. Payment:  ABC shall pay Brand Owner for its use of the IP in accordance with the time line and formula set forth in Schedule C.

11. Security:  To induce ABC to begin to produce and continue producing the Products, Brand Owner shall provide ABC with the security set forth in Schedule C.

12. Expenses:  Brand Owner shall reimburse ABC for all out-of-pocket expenses incurred on Brand Owner’s behalf.

13. Taxes:  ABC shall pay all federal and state excise taxes and other fees necessitated by its sale of the Products, and file all returns associated with such payments.

14. Compliance with Law:

a. ABC shall maintain the federal and state licenses necessary to manufacture the Products and shall conduct its manufacturing operation in compliance with all applicable Laws.  ABC shall exercise reasonable commercial efforts to obtain and maintain any licenses and other government approvals necessary to (i) sell to customers identified by Brand Owner or (ii) produce the Products (included but not limited to formula approvals and COLA approvals), provided that Brand Owner shall be financially responsible for all expenses associated with such licenses and government approvals.

b. Brand Owner shall obtain and maintain any federal, state and local licenses necessary for it to identify customers and promote and market the Brands and shall conduct such activities in compliance with all applicable Laws.  Brand owner warrants that the recipes and manufacturing instructions provided to ABC comply with all applicable Laws.

15. Termination:  Either party may terminate this Agreement, for any reason or no reason at all, upon ninety days written notice to the other party.  In addition, ABC shall have the right to terminate this agreement immediately if:

a. Brand Owner undertakes fraudulent conduct towards ABC or takes deliberate action to harm ABC’s market position, goodwill or reputation.

b. Brand Owner becomes insolvent, institutes or is the subject of bankruptcy proceedings, assigns or attempts to assign assets for the benefit of creditors, or otherwise liquidates its business.

c. Brand Owner undertakes an assignment without the written approval required by paragraph 19.

d. Brand Owner fails to pay monies due and owning in accordance to agreed payment terms following a written demand for payment from ABC.

16. Disputes:  This agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. The venue for any action hereunder shall be in the state of Minnesota, County of Ramsey, so long as PSI’s residence is located there and the parties consent to the jurisdiction of the courts of the State of Minnesota, County of Ramsey, and the U.S. District Court, District of Minnesota.

17. Indemnification:

a. ABC shall indemnify, defend, and hold harmless Brand Owner and its officers, employees, members, managers, agents and affiliates from and against any and all losses, expenses, actual or punitive damages, claims, suits, demands, interest, fines, penalties, and causes of action, whether direct, indirect, strict, individual, joint and several, proportional or otherwise, including, without limitation, reasonable fees and expenses of attorneys, court costs, and other litigation and dispute resolution costs, arising from or relating to:  (i) ABC’s manufacture of the Products; and (ii) ABC’s breach of any obligation or warranty contained in this Agreement.

b. Brand Owner shall indemnify, defend, and hold harmless ABC and its officers, employees, members, managers, agents and affiliates from and against any and all Claims arising from or relating to:  (i) Brand Owner’s identification of customers, marketing or promotion of the Products; (ii) Brand Owner’s decisions, actions or inactions with respect to customers, including but not limited to any claim related to the termination, non-renewal or other halt in sales to any customer; (iii) the use of the IP by an ABC Indemnitee (iv) the acts or omissions of any service provider or materials supplier to ABC and/or Brand Owner and (v) Brand Owner’s breach of any obligation or warranty contained in this Agreement.

18. Insurance:  Brand Owner shall obtain and maintain general liability insurance in an amount not less than $2,000,000 and shall name ABC as an additional insured on such policy.  Brand Owner shall supply ABC with proof of such insurance upon request. ABC shall name Brand Owner as an additional insured on ABC’s general liability policy.

19. Assignment:  Brand Owner may not assign this Agreement or any rights or duties under it to any person without ABC’s express written permission.  For purposes of this paragraph, an assignment shall include any change in control of Brand Owner’s business, whether by one transaction or a series of transactions.  Subject to the forgoing, this Agreement shall inure to the benefit of the parties’ respective successors and permitted assigns.

20. Amendment:  This Agreement may only be amended by a written instrument signed by both parties.  Neither party may modify this Agreement orally.  The failure of a party at any time or times to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision and shall not affect the right of that party at a later time to enforce each and every such provision.

21. Miscellaneous:  This document, including all Schedules and terms referenced in or contemplated by it, constitutes the entire Agreement between the parties.  This Agreement shall be deemed to have been drafted equally by both parties, and cancels and supersedes any previous agreements or understandings between ABC and Brand Owner.  In the event that any provision of this Agreement is deemed illegal or unenforceable, that conclusion shall not affect the enforceability of the remainder of this Agreement.  This Agreement may be signed in counterparts that, taken together, shall constitute a single Agreement.

Associated Brewing Company, Inc.	Vampt Beverage USA Corporation

By: /s/ Janet Johanson	By: /s/IanToews
President

Date: 02/01/2012	Date: 02/18/2012

Schedule A – Products

1. Vampt Beverage USA Corp.

Smooth Talker 24-12oz glass, 24-16oz cans, 12-24oz cans

2. Vampt Beverage USA Corp.

Midnight Warrior 24-12oz glass, 24 – 16oz cans, 12-24oz cans

Schedule A – 1 of 1

Schedule B – Service Fee

1. Brand Owner agrees to pay a *.  This fee covers the consulting services up to *. Fee for Vampt is paid in full.

2. If no production has been completed * from date of this Agreement, ABC may require additional fees from Brand Owner.

3. The ongoing fees thereafter shall be as follows *, payable * after the completion of production:

-	Production Management - *.
*
*
*
*
*
*
*
*
-	Order Management - *
*
*
*
*
*
*
-	Using ABC state licenses - *
*
*
*
*
*
-	Discounts - Based on *.
o	*
o	*

4. Brand Owner shall pay fees of * for consulting services, as agreed to in writing.

5. *

* Certain disclosure has been redacted from this copy of the Marketing Service Agreement on Page 3 to Page 6, Page 10 and Annex 1 pursuant to a request for confidential treatment.  The material has been filed seperately with the U.S. Securities and Exchange Commission.

Schedule B – 1 of 1

Schedule C – Payment

1. Timing:  ABC shall remit via check to Brand Owner any collections for sales of the Products within five business days of receiving such collections.

2. Formula:  ABC shall remit each collection, less: (a) ABC’s cost of goods for the Products; (b) all expenses paid by ABC for producing and shipping the products, including but not limited to taxes, fees, freight, insurance, and expenses related to obtaining government approvals to sell the Products; (c) any offsets or other credits arising from bill-backs,

Schedule C – 1 of 1